Exhibit 10.1

FOURTH ADDENDUM & EXTENSION AGREEMENT

     On this 8th day of January 2010, Jagar, L.L.C. a Michigan limited liability company ("Lessor") and Picometrix, LLC a Delaware limited liability company ("Lessee") enter into this Fourth Addendum & Extension Agreement ("Agreement") in consideration of the mutual promises contained herein for the purpose of revising and extending the terms and conditions of the Lease Agreement dated June 28, 2000, Addendum To Lease dated June 28, 2000, Second Addendum To Lease Agreement dated August 25, 2000, Third Addendum To Lease Agreement dated November 17, 2000, Consent by Landlord to Assignment of Lease by Merger dated May 2, 2005 for certain real estate generally known as 2925 Boardwalk, Ann Arbor, Michigan, 50,335 square feet, ("Premises"), upon the following provisions, conditions, and covenants.

PROVISIONS, CONDITIONS, AND COVENANTS:

1.	Commencing on January 1, 2010 Tenant’s obligation to reimburse Lessor for the Additional Improvement Allowance as stated in the Addendum To Lease dated June 28, 2000 shall terminate. Lessee’s final payment for this obligation shall be the payment as due and required for the month of December 2009. Lessee’s base month rental obligation as defined in the Lease Agreement shall not be altered, deferred or alleviated by this Section hereof. Lessee shall remain responsible for its monthly rental obligation which is Fifty Thousand Seven Hundred Fifty Four and 45/100’s ($50,754.45) Dollars, which is $12.10 per square foot, triple net.

2.	Commencing on June 1, 2011 the term of the Lease Agreement is extended to May 31, 2021.

3.	Commencing on June 1, 2011 Lessee shall pay to Lessor as base rental for the extended period the sum of Six Million Forty Thousand Two Hundred and No/100’s ($6,040,200.00) Dollars, payable monthly as follows;

June 1, 2011 through May 31, 2016:

Lessee shall pay to Lessor as base rental for this period of the extended term the sum of Two Million Eight Hundred Ninety Four Thousand Two Hundred Sixty Two and 50/100’s ($2,894,262.50) Dollars, payable monthly in the sum of Forty Eight Thousand Two Hundred Thirty Seven and 71/100’s ($48,237.71) Dollars. This is $11.50 per square foot, triple net.

June 1, 2016 through May 31, 2021:

Lessee shall pay to Lessor as base rental for this period of the extended term the sum of Three Million One Hundred Forty Five Thousand Nine Hundred Thirty Seven and 50/100’s ($3,145,937.50) Dollars payable monthly in the sum of Fifty Two Thousand Four Hundred Thirty Two and 29/100’s ($52,432.29) Dollars. This is $12.50 per square foot, triple net.

4.	Commencing on October 1, 2009 and terminating on May 31, 2021 Lessee shall have the last right to match any offer received by Lessor for the purchase of the building. Lessor shall, upon receipt of an offer it approves, provide notice to Lessee describing the offer it has received. Lessee shall within five days of such notice from Lessor provide written notice to Lessor that it is matching said offer or that it declines and such last right is waived.

5.	Lessee shall have the ability to purchase the Premises at the end of the fifth year of the extended period (May 31, 2016) with six months prior written notice. Notice of Lessee’s desire to purchase the Premises pursuant to this Section 5 hereof must be received by Lessor on or before December 1, 2015. The closing shall take place on the first business day following May 31, 2016.

The purchase price for the Premises shall be no less than Seven Million One Hundred Thousand ($7,100,000.00) Dollars (“Purchase Price”).

If in Lessor’s opinion the value of the building is higher than the Purchase Price, Lessor may, at Lessor’s sole cost and expense contract an appraiser to complete an appraisal of the Premises. If such appraisal indicates that the value of the building is higher than the Purchase Price ($7,100,000.00) then the Purchase Price shall be revised to Seven Million One Hundred Thousand and No/100’s ($7,100,000.00) plus eighty percent of the difference between the Purchase Price (Seven Million One Hundred Thousand and No/100’s ($7,100,000.00) Dollars) and the appraised value.

In the event Lessee disagrees with the appraised value of the Premises based on the appraisal obtained by Lessor then Lessee may, at its sole cost and expense, contract an appraiser to complete an appraisal of the Premises. If the appraisal obtain by Lessee differs in appraised value from the appraisal obtained by Lessor, Lessee and Lessor shall negotiate to reach a mutually acceptable revised purchase price of not less than the Purchase Price defined in this Section 5 herein (Seven Million One Hundred Thousand and No/100’s ($7,100,000.00) Dollars.

If Lessor and Lessee are unable to reach a mutually acceptable revised purchase price over and above the Purchase Price (Seven Million One Hundred Thousand and No/100’s ($7,100,000.00) Dollars), then Lessee and Lessor shall hire a mutually acceptable third appraiser (the cost of which shall be split fifty/fifty) and the revised purchase price of the Premises shall be Seven Million One Hundred Thousand and No/100’s ($7,100,000.00) Dollars plus eighty percent of the difference between Seven Million One Hundred Thousand ($7,100,000.00) Dollars and the appraised value as stated on the third appraisal.

6.	Landlord agrees to rectify the parking draining issue at its sole cost and expense.

7.	Security Deposit shall be adjusted to Fifty Thousand Dollars ($50,000).

8.	All of the provisions, conditions, and covenants of the Lease Agreement, Addendum's, and Extension Agreements, in effect on the date of this Agreement, shall continue to remain in full force and effect for the Term as extended hereunder, except as the same have otherwise been specifically changed, deleted, and/or added to by the provisions of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have affixed their signatures or have authorized those of their appropriate representatives to be affixed on the day and year set forth herein.

LESSOR: JAGAR, L.L.C.

By:	/s/ Michael Roth
Its: Member

LESSEE: PICOMETRIX, LLC

By:	/s/ Robin F. Risser
Its:	President and General Manager